AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
JANUARY 29, 2001                                        REGISTRATION NO. 333-
================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
    ----------------------------------------------------------------------
                                  FORM S-8
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
    ----------------------------------------------------------------------

                         TOYMAX INTERNATIONAL, INC.
           (Exact Name of Registrant as Specified in Its Charter)

                     DELAWARE                          11-3391335
         (State or Other Jurisdiction of  (I.R.S. Employer Identification No.)
         Incorporation or Organization)                   11803
             125 EAST BETHPAGE ROAD                     (Zip Code)
              PLAINVIEW, NEW YORK
    (Address of Principal Executive Offices)

--------------------------------------------------------------------------------

                          TOYMAX INTERNATIONAL, INC.
                  AMENDED AND RESTATED 1997 STOCK OPTION PLAN

--------------------------------------------------------------------------------

                              SANFORD FRANK, ESQ.
                                GENERAL COUNSEL
                          TOYMAX INTERNATIONAL, INC.
                            125 EAST BETHPAGE ROAD
                           PLAINVIEW, NEW YORK 11803
                    (Name and Address of Agent for Service)

                                (516) 391-9898
         (Telephone Number, Including Area Code, of Agent for Service)

                       WITH COPIES TO: JOEL HANDEL, ESQ.
                            BAER MARKS & UPHAM LLP
                               805 THIRD AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 702-5700

                        CALCULATION OF REGISTRATION FEE
================================================================================
                                                      PROPOSED
                                      PROPOSED         MAXIMUM
     TITLE OF                         MAXIMUM         AGGREGATE     AMOUNT OF
 SECURITIES TO BE   AMOUNT TO BE   OFFERING PRICE     OFFERING     REGISTRATION
    REGISTERED      REGISTERED(1)   PER SHARE(2)      PRICE(2)         FEE
--------------------------------------------------------------------------------
COMMON STOCK, PAR
VALUE $0.01 PER       2,000,000
SHARE                  SHARES         $1.5625        $3,125,000      $781.25
================================================================================


(1) Represents 2,000,000 shares of common stock which are reserved for issuance pursuant to the grant of stock options under the Toymax International, Inc. Amended and Restated 1997 Stock Option Plan (the "Plan")

      A Form S-8 Registration Statement was filed with the Securities and Exchange Commission on August 30, 1999, Registration No. 333-86165, in which 1,500,000 shares of common stock issuable under the Plan covered by that Registration Statement, were registered for a fee of $3,726.94.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, on the basis of $1.5625 per share, the average of the closing bid and ask prices of the common stock on the Nasdaq National Market on January 23, 2001.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

      Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended, the documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the Toymax International, Inc. ("we" or the "Company") Amended and Restated 1997 Stock Option Plan (the "Plan").

      This document and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

      Upon the written or oral request by a participant in the Plan listed in
Item 1 of this Part I, the Company will provide any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference into this Section 10(a) prospectus), any documents required to be delivered to participants pursuant to Rule 428(b) and other additional information about such plans. All of such documents and information will be available without charge. Any and all such requests should be directed to the Company at 125 E. Bethpage Road, Plainview, New York 11803, telephone number (516) 391-9898, attention Sanford Frank, Esq., General Counsel.

                                EXPLANATORY NOTE

      This Registration Statement has been prepared in accordance with the requirements of Form S-8 and Form S-3 pursuant to the Securities Act of 1933, as amended. The Form S-8 portion of this Registration Statement will be used for offers of shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company, pursuant to the employee benefit plan listed in Item 1 of Part I to this Registration Statement. In accordance with the Note to Part I of Form S-8, the information specified by Part I for Form S-8 has been omitted from this Registration Statement. The Reoffer Prospectus filed as a part of this Registration Statement has been prepared in accordance with the requirements of
Part I of Form S-3 and will be used for reofferings or resales of shares of Common Stock of the Company which are deemed to be control securities, which have been acquired or will be acquired by control persons, pursuant to the employee benefit plan.

                               REOFFER PROSPECTUS

                           TOYMAX INTERNATIONAL, INC.

                   2,000,000 SHARES OF COMMON STOCK UNDER THE
     TOYMAX INTERNATIONAL, INC. AMENDED AND RESTATED 1997 STOCK OPTION PLAN


      The shares of common stock, par value $0.01 per share (the "Common Stock"), of Toymax International, Inc. (the "Company" or "we") covered by this Reoffer Prospectus may be offered and sold to the public by our stockholders (the "Selling Stockholders"), some of whom may be deemed to be our "affiliates" (as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Securities Act"). The Selling Stockholders may sell a maximum of 2,000,000 shares of Common Stock (the "Shares"). The Selling Stockholders acquired or will acquire the Shares through their exercise of stock options granted to them under our Amended and Restated 1997 Stock Option Plan (the "Plan").

      All or a portion of the Shares may be offered for sale, from time to time, on the Nasdaq National Market or otherwise, at prices and terms then obtainable, subject to certain limitations. However, any Shares covered by this Reoffer Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 instead of pursuant to this Reoffer Prospectus. See "Plan of Distribution."

      We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders, but will receive funds from the sale of the Shares of Common Stock to the Selling Stockholders upon the exercise of stock options for such Shares, which funds will be used by us for working capital. All expenses of registration incurred in connection with this offering are being borne by us, but all brokerage commissions, discounts and other expenses incurred by individual Selling Stockholders will be borne by such Selling Stockholders.

      The Common Stock is listed on the Nasdaq National Market under the symbol "TMAX". The high and closing price of our Common Stock on the Nasdaq National Market on January 23, 2001 was U.S. $1.5625.

      SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

            The date of this Reoffer Prospectus is January 29, 2001.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION........................................................ 2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................. 3
PROSPECTUS SUMMARY........................................................... 4
RISK FACTORS................................................................. 7
FORWARD-LOOKING STATEMENTS...................................................13
USE OF PROCEEDS..............................................................14
SELLING STOCKHOLDERS.........................................................15
PLAN OF DISTRIBUTION.........................................................17
LEGAL MATTERS................................................................18
EXPERTS......................................................................18

                              AVAILABLE INFORMATION

      We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith are required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained by mail from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-(800) SEC-0330. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. See "Incorporation of Certain Documents by Reference."

      We have filed with the Commission a Registration Statement on Form S-8 under the Securities Act with respect to the shares of Common Stock offered by this Reoffer Prospectus. This Reoffer Prospectus does not contain all the information set forth in or annexed as exhibits to the Registration Statement. For further information with respect to our Company and the Shares of Common Stock offered by this Reoffer Prospectus, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as part thereof or incorporated by reference herein. Copies of the Registration Statement, together with such financial statements, schedules and exhibits, may be obtained from the public reference facilities of the Commission at the addresses listed above, upon payment of the charges prescribed therefor by the Commission. Statements contained in this Reoffer Prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other documents, each such statement being qualified in its entirety by such reference. Copies of such contracts or other documents, to the extent that they are exhibits to this Registration Statement, may be obtained from the public reference facilities of the Commission, upon the payment of the charges prescribed therefor by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      In addition to the documents incorporated herein by reference from the Registration Statement on Form S-8 (File No. 333-86165), as previously filed with the Commission, we hereby incorporate by reference into this Reoffer Prospectus the following documents which we have previously filed with the Commission pursuant to the Exchange Act, except as superseded or modified herein:

      1. Our Annual Report on Form 10-K for the fiscal year ended March 31, 2000, filed with the Commission on June 29, 2000.

      2. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed with the Commission on August 14, 2000.

      3. Our Quarterly Report or Form 10-Q for the quarter ended September 30, 2000, filed with the Commission on November 14, 2000.

      4. Our Current Report on Form 8-K filed with the Commission on January 11, 2001.

      5. Our definitive and revised Proxy Statement dated July 27, 2000 relating to its annual and special meeting of stockholders held on August 16, 2000.

      In addition, all documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Reoffer Prospectus and prior to the termination of the offering of the Shares of Common Stock shall be deemed to be incorporated in and made a part of this Reoffer Prospectus by reference from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Reoffer Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Reoffer Prospectus.

      We will provide, without charge, to each person to whom this Reoffer Prospectus is delivered, on written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or oral requests for such copies should be directed to Toymax International, Inc., at 125 E. Bethpage Road, Plainview, New York 11803, telephone number (516) 391-9898, attention Sanford Frank, Esq., General Counsel.

                               PROSPECTUS SUMMARY

      THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS REOFFER PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK. CERTAIN STATEMENTS MADE IN THIS REOFFER PROSPECTUS CONSTITUTE "FORWARD-LOOKING STATEMENTS" UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SEE "FORWARD-LOOKING STATEMENTS."

      Unless the context otherwise requires, all references to "dollars" refers to U.S. dollars.

                                   OUR COMPANY

OUR BUSINESS

      We are a consumer leisure products company that creates, designs and markets innovative and technologically advanced toys as well as other leisure products, which are sold in the U.S. and throughout the world. Our products promote fun and creative play, and are available under several brands:
Toymax(Registered) toys, such as R.A.D.(Trademark) Robot, Mighty Mo's(Trademark) vehicles, the award-winning Laser Challenge(Trademark) brand, Starter Up(Trademark) pre-school vehicles, and a line of licensed educational hand-held electronics under the Jumpstart(Trademark) and Humongous brands; Funnoodle(Registered) pool and water toys and accessories; Go Fly a Kite(Registered) kites, banners and WindWheels(Trademark); Candy Planet(Trademark) candy products; Monogram International gift, novelty and souvenir products; and Yaboom! entertainment based toys and electronics. Management believes that the major strengths of our Company include its ability to develop and design new toys, such as Starter Up Steve(Trademark); to identify and satisfy niche opportunities with brands such as Mighty Mo's; to extend existing core brands such as Laser Challenge and to identify acquisitions, such as Monogram International, Inc. ("Monogram"), Go Fly A Kite, Inc. ("GFK"), the Funnoodle product line ("Funoodle") and the Yaboom joint venture, that further its plan to diversify into other leisure product categories.

      Beginning in 1998, we began to take a number of important steps designed to better position us for future growth through the diversification of our product line. In December 1998, we acquired the business of Go Fly A Kite, Inc., a leading developer and marketer of kites, windsocks, banners, mini flags and WindWheels(Trademark) . In February 1999, we formed a new division, Candy Planet, which together with the licensing of the World Wrestling Federation ("WWF") brand and a Pokemon license from Nintendo of America, Inc., enabled us to enter the expanding candy industry. In May 1999, we completed the acquisition of Monogram International, Inc., a leading designer, manufacturer and marketer of gift and children's leisure product lines, including items based on well-established and evergreen licenses. Monogram has been associated with the Walt Disney Company for over 25 years and has more recently established a relationship with Warner Bros. Consumer Products. In October 1999, we entered into a joint venture, Yaboom Ltd., to manufacture and distribute technologically innovative musical key chains, interchangeable cartridge singing dolls, posters and other electronic products based on licensing agreements with leading musical performers such as Britney Spears, Christina Aguilera and Ricky Martin. In November 1999, we completed the acquisition of the Funnoodle product line from KidPower, Inc. The Funnoodle product line is a leader in the pool and backyard water recreational products categories. In order to integrate these acquisitions and the Candy Planet business, the Company has established a new administrative group, Toymax Enterprises, which is comprised of GFK, the Candy Planet unit, Monogram and Funnoodle.

      Our Company operates in two reporting segments: Toymax Brands (primarily consisting of sales activities conducted through Toymax, Inc. ("TMI") and Toymax (H.K.) Limited ("THK")) and Toymax Enterprises (consisting of GFK, the Candy Planet unit, Monogram and Funnoodle).

      Sales conducted by TMI consist of sales of our promotional product lines to primarily U.S. customers pursuant to customer purchase orders. Customers purchasing products on this basis include Toys "R" Us, Kay-Bee Toys, Costco Wholesale, Wal-Mart Stores, Inc., Ames Department Stores and Target Stores, Inc. Sales conducted by THK consist of sales on a free on board ("FOB") Hong Kong basis which are generally based on letters of credit, and include sales of primarily lower priced basic products to U.S. and international retailers including Toys "R" Us International, Index (U.K.), Wal-Mart (Canada) and sales of our promotional product lines to approximately 48 international distributors.

      Candy Planet, Monogram, Funnoodle and GFK sales are made primarily to U.S. customers, as standard credit terms, pursuant to customer purchase orders. Sales conducted by Candy Planet and GFK are on a COD, prepaid or credit card basis for those customers who do not qualify for credit terms. Extended dating programs are periodically offered to qualifying customers. To a lesser extent, the GFK, Monogram and Candy Planet operations sell to customers internationally. These international customers are generally sold utilizing a direct letter of credit and shipments are made directly from the overseas factory on a FOB Hong Kong basis.

      Our products are sold in over 45 countries around the world.

OUR HISTORY

      Our Company was founded in 1990 by four experienced toy industry executives: David Chu, the Company's Chairman, Steven Lebensfeld, its Chief Executive Officer, Harvey Goldberg, its President, and Kenneth Price, its Senior Vice President--Sales and Marketing. Since the early 1980s these executives have worked together in managing or founding toy companies or in customer-supplier relationships. Each individual brings particular strengths to the management team, Mr. Chu in manufacturing, Mr. Lebensfeld in product development, and Mr. Goldberg and Mr. Price in sales and marketing. In addition, these executives have built a team of knowledgeable, highly skilled management and employees whose collective toy industry experience enhances our ability to effectively execute our business plan.

      Our principal executive offices are located at 125 E. Bethpage Road, Plainview, New York 11803 and our telephone number is (516) 391-9898.

THE OFFERING

      The Selling Stockholders may offer and sell up to 2,000,000 Shares of our Common Stock under this Reoffer Prospectus. We will not receive any of the proceeds from the sale of these Shares, however, we will receive funds from the sale of the Shares of Common Stock to the Selling Stockholders upon the exercise of stock options for such Shares, which funds will be used by us for working capital. See "Use of Proceeds" and "Selling Stockholders."

RISK FACTORS

      Investing in our Common Stock involves significant risks. You should consider the information under the caption "Risk Factors" beginning on page 7 of this Reoffer Prospectus in deciding whether to purchase the Shares of Common Stock offered under this Reoffer Prospectus.

                                  RISK FACTORS

      PURCHASING THE SHARES OF COMMON STOCK OFFERED BY THIS REOFFER PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. BEFORE PURCHASING OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION CONTAINED ELSEWHERE IN THIS REOFFER PROSPECTUS.

NO ASSURANCE OF PROFITABILITY

      We have generated net profits in three out of its last four fiscal years. For the fiscal year ended March 31, 2000, we had net sales of $139.0 million and a net loss of $1.9 million compared to net sales of $107.2 million and net income of $8.6 million in fiscal 1999, an increase of 29.7% in net sales and a decrease of 122.1% in net income. The net sales increase was primarily due to a combination of the launching of several new toy product lines, the continued success of the Mighty Mo's vehicle line, Candy Planet's successful Pokemon license and the impact of our recent acquisitions partially offset by the expected decrease of Laser Challenge and Spice Girls(Trademark) products, as well as the discontinuance of several product lines. Net income was negatively impacted primarily by losses in the promotional toy operations, lower gross margins and higher expenses due to lower than expected sales of some products, including our WWF Digital Camera, as well as the recall and exchange of the Arcadia(Trademark) Electronic Skeet Shoot game system cartridges. Although management has taken steps to lessen its exposure to similar industry and retailer developments, there can be no assurance that we will operate profitably in the future. Future operating results will depend on a number of factors, including demand for our current products, our ability to introduce new products, market acceptance of new products and the general state of the economy in the U.S. and other major markets.

CHANGING CONSUMER PREFERENCES; SUBSTANTIAL RELIANCE ON NEW PRODUCT INTRODUCTIONS

      The leisure products market is characterized by changing consumer preferences and frequent new product introductions which reduce the period of time in which many leisure products are successfully marketed. There can be no assurance that any of our current products or product lines will be popular with consumers for any period of time. Furthermore, sales of our existing products are expected to decline over time and may decline at rates faster than expected. Our success is dependent upon our ability to enhance existing product lines and our ability to develop new products and product lines. Historically, a significant portion of our gross sales each year were derived from new products. The failure of our existing products, new products and product lines to achieve and sustain market acceptance and to produce acceptable margins could have a material adverse effect on our financial condition and results of operations.

RISKS ASSOCIATED WITH OUR FAILURE TO PROTECT ITS INTELLECTUAL PROPERTY

      We rely on patent, trademark, copyright and trade secret protection, nondisclosure agreements and licensing arrangements to establish, protect and enforce proprietary rights in our products. Despite our efforts and the efforts of our licensors to safeguard and maintain our proprietary rights, there can be no assurance that we or our licensors will be successful in so doing. In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent or in the same manner as the laws of the United States. Although we and our licensors continue to implement protective measures and intend to defend our proprietary rights vigorously, there can be no assurance that these efforts will be successful. Furthermore, we cannot guarantee that we possess all of the rights purportedly granted under our licensing agreements and cannot guarantee that such licensing agreements are and will be enforceable.

      We do not believe that any of our products infringe on the proprietary rights of third parties. However, existing or future intellectual property claims against us, if proven, could have a material adverse effect on our business, financial condition and results of operations. Although such claims could ultimately prove to be without merit, the necessary management attention to, and legal costs associated with, litigation or other resolution of such claims could have a material adverse effect on our business, financial condition and results of operations.

RISKS ASSOCIATED WITH INVENTORY MANAGEMENT

      Most of our largest retail customers utilize an electronic inventory management system to track sales of products and rely on reorders being rapidly filled by us and distributors rather than maintaining large product inventories. These types of systems put pressure on suppliers like us to promptly fill customer orders and shift some of the inventory risk from the retailer to suppliers. We generally place orders with manufacturers based in part on advance, non-binding, estimates of orders from our major retail clients. Such estimates may deviate substantially from actual orders. In the event that subsequent orders fall short of original estimates, we may be left with excess inventory. Significant excess inventory could result in price discounts and increased inventory carrying costs for us. Similarly, if we fail to have an adequate supply of products manufactured on a timely basis, we may, as a result, lose sales opportunities. Despite our efforts to adjust our production schedule based on market activities, including participating in electronic data interchange programs with our largest retail customers, there can be no assurance that we will maintain appropriate inventory levels. Such occurrences may have a material adverse effect on our financial condition and results of operations.

DEPENDENCE ON LIMITED NUMBER OF CUSTOMERS

      For fiscal 2000, Toys "R" Us and Wal-Mart each accounted for more than 10% of invoiced sales of our products. We expect to continue to rely on a relatively small number of customers for a significant percentage of sales for the foreseeable future. Because of the large portion of our sales to our five largest customers and the significant market share for leisure products sales to consumers represented by these same customers, the loss of any one of them as a customer, or a significant reduction in sales, would have a material adverse effect on our financial condition and results of operations.

SEASONALITY AND QUARTERLY FLUCTUATIONS

      Sales of toy products are seasonal, with the majority of retail sales occurring in the third and fourth calendar quarters. We have taken steps to reduce our dependence on these highly seasonal products, including the acquisitions of GFK and Funnoodle, which are largely sold in the first and second quarters. Sales of Monogram and Candy Planet products are less seasonal than the other product lines. While we have taken these steps to level sales over the entire year, this pattern is expected to be heavily influenced by the seasonality of our toy products.

      These seasonal patterns cause our quarterly operating results and working capital requirements to fluctuate and net losses may be expected in the first and last quarters of the fiscal year. As a result of such seasonality, financial results for a particular quarter may not be indicative of results for the entire year. In addition, in the event that our results of operations for any period are below the expectation of market analysts and investors, the market price of the Common Stock could be adversely affected.

DEPENDENCE ON LIMITED NUMBER OF PRODUCT LINES

      We derive a substantial portion of our revenue from a limited number of product lines. A decrease in the popularity of a particular product line or key products within a given product line during any year could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that any of the key product lines will retain their historical levels of popularity or increase in popularity. Decreased sales from any one of the key product lines without a corresponding increase in sales from other existing or newly introduced products would have a material adverse effect on our financial condition and results of operations.

SALES ALLOWANCES

      We have, in certain instances, provided sales allowances to retailers for promotions and for purposes of assisting the retailer in reducing the levels of inventory carried by the retailer. We expect that it will continue to be required to make such accommodations in the future. Any significant increase in the amounts of these sales allowances could have a material adverse effect on our financial condition and results of operations.

POTENTIAL CONFLICT OF INTEREST

      During fiscal 2000, Jauntiway Investments Limited ("Jauntiway") manufactured the majority of our toy products. Jauntiway and our purchasing agent, Tai Nam, are owned by David Chu, our Chairman and principal stockholder. In consideration of an agency fee equal to seven percent (7%) of the gross invoiced value of products purchased by us, Tai Nam handles our purchase orders, and assists us in product development and testing and Jauntiway manufactures a majority portion of these products in addition to subcontracting certain manufacturing requirements to unaffiliated third parties. The loss of Jauntiway, or a substantial interruption of our manufacturing arrangements with Jauntiway, could cause a delay in our production of our products for delivery to our customers and could have a material adverse effect on us. While we believe that alternate manufacturers exist, there can be no assurance that alternate arrangements could be provided in a timely manner on terms or with the level of support currently provided by the combination of Tai Nam and Jauntiway to us.

RELIANCE ON MANUFACTURERS BASED IN CHINA; TRADE RELATIONS

      To date, most of our products have been manufactured by Hong Kong-based manufacturers at facilities located in the Peoples' Republic of China (the "PRC"). According to reports published by the Toy Manufacturers Association ("TMA"), an industry trade group, the PRC is the world's largest producer of toys and is the source of a majority of toys imported into the U.S. There is uncertainty surrounding the political and economic consolidation of Hong Kong (now known as the Special Administrative Region of China), with the PRC and the extent to which such consolidation could disrupt business in Hong Kong or elsewhere in the PRC. In the event of any such disruption or other political, legal or economic change in Hong Kong or elsewhere in the PRC affecting our business, we could be required to seek alternative manufacturing sources. We currently do not have in place plans or arrangements for securing alternative manufacturing sources in the event that its present relationship with Tai Nam and Jauntiway proves impracticable to maintain, and there can be no assurance that there would be sufficient alternative facilities to meet the increased demand for production that would likely result from a disruption of manufacturing operations in the PRC. Furthermore, such a shift to alternative facilities would likely result in increased manufacturing costs and could subject our products to increased duties, tariffs or other restrictions.

RISKS INHERENT IN INTERNATIONAL OPERATIONS; CURRENCY RISKS

      A significant percentage of our business, including substantially all of our product manufacturing, is conducted outside of the United States. As a result, our operations are subject to various risks such as the possibility of the loss of revenue, property or equipment due to expropriation, nationalization, war, insurrection, terrorism or civil disturbance, the instability of foreign economies, currency fluctuations and devaluations, adverse tax policies and governmental activities that may limit or disrupt markets, restrict payments or the movement of funds or result in the deprivation of contract rights. Additionally, our ability to compete may be adversely affected by foreign governmental regulations that encourage or mandate the hiring of local contractors, or by regulations that require foreign contractors to employ citizens of, or purchase supplies from vendors in, a particular jurisdiction. We are subject to taxation in a number of jurisdictions, and the final determination of its tax liabilities involves the interpretation of the statutes and requirements of various domestic and foreign taxing authorities. There can be no assurance that any of these risks will not have an adverse effect on our financial condition and results of operations.

RELIANCE ON KEY PERSONNEL; PART-TIME SERVICES OF CHAIRMAN

      Our future success will be dependent on the continued efforts of our senior management team which consists of David Chu, Steven Lebensfeld, Harvey Goldberg, and Kenneth Price. These individuals collectively, beneficially own 60% of our outstanding shares of common stock. Mr. Chu is also an officer and director of other companies, and he is not expected to devote to our affairs more than such portion of his business time and attention as he or our Board of Directors may deem necessary. We have entered into employment and non-competition agreements with Mr. Lebensfeld, Mr. Goldberg and Mr. Price, as well as other key executives.

The loss of the services of any of these individuals could have a material adverse effect on us. Our success is also dependent on our ability to attract and/or retain key managerial, sales, marketing, product development and other personnel. There can be no assurance that we will be successful in attracting and/or retaining such personnel.

RISKS ASSOCIATED WITH ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES

      As part of our growth strategy, we intend to pursue acquisitions of business or product lines and investments in, and strategic alliances with, entities that complement or expand our current operations or production and marketing capabilities. Any acquisitions, investments, strategic alliances or related efforts will be accompanied by the risks commonly encountered in such transactions or efforts. Such risks include, among others, the identification of appropriate candidates, the assimilation of operations and personnel of the respective entities, the potential disruption of our ongoing business, the inability of management to capitalize on the opportunities presented by acquisitions, investments, strategic alliances or related efforts, the failure to successfully incorporate licensed or acquired technology and rights into our services, the inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management or otherwise.

RISKS ASSOCIATED WITH MANAGEMENT OF GROWTH

      There can be no assurance that our recent growth will continue or that we will be able to maintain our present level of net sales or profitability. Furthermore, future growth, if achieved, might place a strain on our management and financial control systems, and there can be no assurance that our management would be able to manage such growth effectively. Failure to manage any future growth experienced by us could have a material adverse effect on our financial condition and results of operations.

CHANGES IN THE RETAIL AND LEISURE PRODUCTS INDUSTRIES

      The retail industry has periodically experienced consolidation and other ownership changes. Major retailers in the United States and in foreign markets may in the future consolidate, undergo restructuring or realign their affiliations which could decrease the number of stores that sell our products or increase the ownership concentration within the retail industry. While such changes in the retail industry to date have not had a material adverse effect on our business or financial condition, there can be no assurance as to the future effect of any such changes. The leisure products industry is also experiencing a shift toward greater consolidation of retail distribution channels, such as large specialty leisure products stores and discount retailers, including Toys "R" Us, Wal-Mart, Kmart, Kay-Bee and Target, which have increased their overall share of the retail market. This consolidation has resulted in an increased reliance among retailers on the large leisure products companies because of their financial stability and ability to support products through advertising and promotion and to distribute products on a national basis. Such consolidation may have a negative impact on the ability of smaller leisure products companies such as ours to compete.

COMPETITION

      The leisure products industry is highly competitive. Many of our competitors have longer operating histories, broader product lines and greater financial resources and advertising budgets than ours. In addition, the leisure products industry has low barriers to entry. Competition is based primarily on the ability to design and develop new products, procure licenses for popular products, characters and trademarks, and successfully market products. Many of our competitors offer similar products or alternatives to our products. Our products compete with other products for retail shelf space. There can be no assurance that shelf space in retail stores will continue to be available to support our existing products or any expansion of our products and product lines. There can be no assurance that we will be able to continue to compete effectively in this marketplace.

GOVERNMENT REGULATION; PRODUCT SAFETY

      Our operations in the United States are subject to various laws, rules and regulations, including the Federal Hazardous Substances Act, the Consumer Product Safety Act, the Flammable Fabrics Act and the regulations promulgated under each such Act. Such laws empower the Consumer Product Safety Commission ("CPSC") to protect children from hazardous toys and other articles. The CPSC has the authority to exclude from the market products that are found to be hazardous and to require a manufacturer to repurchase such products under certain circumstances. Similar laws and regulations exist in most countries in which our products are sold. While we oversee a quality control program designed to ensure that our products comply in all material respects with such regulations, no assurance can be made that defects will not be found in our products, resulting in product liability claims, loss of revenue, diversion of resources, damage to our reputation or increased warranty costs, any of which could have a material adverse effect on our business, financial condition and results of operations.

      Products that have been or may be developed or sold by us may expose us to potential liability from personal injury or property damage claims by consumers. We currently maintain product liability insurance coverage in the amount of $25 million per occurrence, with a $50 million aggregate product liability policy. There can be no assurance that we will be able to maintain such coverage or obtain additional coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims. Moreover, even if we maintain adequate insurance, any claim could divert management time and materially and adversely affect our reputation and prospects.

NO DIVIDENDS

      Although we paid dividends to our stockholders in 1993, 1994 and 1995, we intend to retain our earnings, if any, to finance the operation and expansion of our business and, therefore, we do not expect to pay any cash dividends in the foreseeable future.

CERTAIN ANTI-TAKEOVER CONSIDERATIONS

      Certain provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage, defer or prevent a change of control. These provisions: (1) classify our Board of Directors into three classes, each of which serves for a different three-year period; (2) provide that only the Board of Directors, the Chairman or at least 10% of our stockholders entitled to vote may call special meetings of the stockholders; (3) establish certain advanced notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings; and (4) authorize preferred stock, the terms of which may be determined by the Board of Directors and which may be issued without stockholder approval. Each of these provisions, as well as certain provisions of the Delaware Business Combination Act to which we are subject, could have the effect of delaying or preventing an acquisition or change in control.



                           FORWARD-LOOKING STATEMENTS

      Certain statements contained in this Reoffer Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "may," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements (or industry results, performance or achievements) expressed or implied by such forward-looking statements to be substantially different from those predicted. Such factors might include, among others, the following:

      o our dependence on timely development, introduction and customer acceptance of new products;

      o the loss of existing licenses or the inability to renew or extend licenses under favorable terms;

      o     possible weakness of our markets;

      o     dependence on a limited number of major customers;

      o     the effect of currency fluctuations;

      o other risks and uncertainties as may be disclosed from time to time in our public announcements;

      o the general state of the economy in the United States and other major markets; and

      o     customer inventory levels.

      Certain of these factors are discussed in more detail elsewhere in this Reoffer Prospectus, including, without limitation, under the caption "Risk Factors."

      We do not undertake any obligation to publicly update or revise any forward-looking statements contained in this Reoffer Prospectus or incorporated by reference, whether as a result of new information, future events or otherwise. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this Reoffer Prospectus might not transpire.

                                 USE OF PROCEEDS

      All of the Shares of Common Stock are being offered by the Selling Stockholders. The Company will not receive any proceeds from sales of the Shares by the Selling Stockholders, but will receive funds from the sale of the Shares to the Selling Stockholders upon the exercise of stock options for such Shares. We will use these funds for working capital.

                              SELLING STOCKHOLDERS

      The Shares offered under this Reoffer Prospectus are being registered for reoffers and resales by Selling Stockholders who have and may in the future acquire such Shares under the Plan. The Selling Stockholders named in the following table may resell all, a portion, or none of such Shares. There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them hereunder.

      Participants under the Plan who are deemed to be our "affiliates" who acquire Shares of Common Stock under the Plan may be added to the Selling Stockholders listed below from time to time by use of a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act.

      In addition, certain of our unnamed non-affiliates holding restricted securities may use this Reoffer Prospectus for reoffers and resales of the Shares registered pursuant to this Registration Statement of which this Reoffer Prospectus is a part, if such non-affiliates hold less than the lesser of 1,000 Shares or 1% of the shares issuable under a Plan.

      The following table sets forth certain information concerning the Selling Stockholders as of the date of this Reoffer Prospectus, and as adjusted to reflect the sale by the Selling Stockholders of the Shares offered hereby, assuming all of the Shares offered hereby are sold:







                                                                                                             PERCENTAGE OF SHARES OF
                                                                                                                 COMMON STOCK
                                                                                                             BENEFICIALLY OWNED(4)
                                                                                                             --------------------
                                                                                        NUMBER OF
                                                                                        SHARES UPON
                                                                                        EXERCISE OF
                                                                  NUMBER OF             OPTIONS TO BE      BEFORE         AFTER
NAME                                                            SHARES OWNED(1)         OFFERED(2)(3)      OFFERING(1)    OFFERING
----                                                            ---------------         -------------      -----------    --------
David Ki Kwan Chu (5) ................................             5,750,335               100,000            47.4%         48.2%
Steven A. Lebensfeld (6) .............................             1,274,167               100,000            10.5%         11.3%
Harvey Goldberg (7) ..................................               157,333               100,000             1.2%          2.1%
Kenneth Price (8) ....................................               235,000                50,000             1.9%          2.3%
William A. Johnson, Jr.(9) ...........................                11,651                50,000            *             *
Carmine Russo (10) ...................................                28,750                50,000            *             *
Andrew B. Stein (11) .................................                 8,333                25,000            *             *
Amy L. Weltman (12) ..................................                 6,667                25,000            *             *
Barry Shapiro (13) ...................................                11,000                50,000            *             *
Sanford B. Frank (14) ................................                 8,333                25,000            *             *
Oren Asher (15) ......................................                 2,000                40,000            *             *
Joel M. Handel (15) ..................................                 2,000                40,000            *             *
Phil Garfinkle (15) ..................................                    20                90,000            *             *


---------------------------
* Represents less than 1%.

(1) Represents shares beneficially owned by the named individual, including shares that such person has the right to acquire within 60 days of the date of this Reoffer Prospectus. Unless otherwise noted, all persons referred to above have sole voting and sole investment power.

(2) Includes all outstanding options to purchase Shares of Common Stock, being registered hereunder, granted to the named individuals under the Plan whether or not vested or exercisable within 60 days of the date of this Reoffer Prospectus. Also includes all Shares issued to such named individuals upon the exercise of options granted under the Plan. All of such Shares are being registered hereunder. Does not include any shares that may be acquirable under future grants of options under the Plan.

(3) Does not constitute a commitment to sell any or all of the stated number of Shares of Common Stock. The number of Shares offered shall be determined from time to time by each Selling Stockholder at his sole discretion.

(4) Based on 12,131,441 shares of Common Stock outstanding as of the date of this Reoffer Prospectus.

(5) Mr. Chu is Chairman of the Board of the Company. The share amount shown for Mr. Chu are owned by Best Phase Limited, a British Virgin Islands corporation, of which Mr. Chu and his wife, Frances Shuk Kuen Leung, own 100% of the outstanding shares. Mr. Chu and Ms. Leung are deemed to be the beneficial owners of each other's shares of Common Stock of the Company.

(6) Mr. Lebensfeld is Chief Executive Officer and a Director of the Company. The share amount shown for Mr. Lebensfeld includes 126,000 shares held in trust or custodian accounts for the benefit of Mr. Lebensfeld's children. Mr. Lebensfeld is not the trustee of such trust and disclaims beneficial ownership of 120,000 shares held in trust.

(7)   Mr. Goldberg is President and Director of the Company.

(8)   Mr. Price is Senior Vice President - Sales and Marketing of the Company.

(9) Mr. Johnson is Senior Vice President, Chief Financial Officer and Treasurer of the Company.

(10)  Mr. Russo is Chief Operating Officer of the Company.

(11)  Mr. Stein is Vice President - International Sales of the Company.

(12)  Ms. Weltman is Vice President - Marketing of the Company.

(13) Mr. Shapiro is Senior Vice President of the Company and President of Toymax Enterprises.

(14)  Mr. Frank is General Counsel and Secretary of the Company.

(15)  Messrs. Asher, Handel and Garfinkle are Directors of the Company.

                              PLAN OF DISTRIBUTION

      The Shares may be sold from time to time by the Selling Stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders may offer their shares in one or more of the following transactions:

      o on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale, including the Nasdaq National Market;

      o  in the over-the-counter market;

      o  in private transactions;

      o  through options;

      o  by pledge to secure debts and other obligations;

      o  or a combination of any of the above transactions.

      The Shares described in this Reoffer Prospectus may be sold from time to time directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer shares to or through underwriters, broker/dealers or agents. The Selling Stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of the Shares and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

      Any shares covered by this Reoffer Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this Reoffer Prospectus. The Selling Stockholders may not be able to sell all of their shares under Rule 144. The Selling Stockholders may transfer, devise or gift such shares by other means not described in this Reoffer Prospectus.

      To comply with the securities laws of certain jurisdictions, the Shares must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the Shares may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

      The anti-manipulation provisions of Rules 101 through 104 under Regulation M of the Securities Exchange Act of 1934 may apply to purchases and sales of the Shares by the Selling Stockholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the Shares.

      We have agreed to pay all of the expenses relating to the registration, offering and sale of the Shares by the Selling Stockholders to the public, other than commissions or discounts of underwriters, broker-dealers or agents.

                                  LEGAL MATTERS

      The validity of the Shares of Common Stock offered hereby will be passed upon for us by Baer Marks & Upham LLP, New York, New York.

                                     EXPERTS

      The financial statements and schedule incorporated by reference in this Reoffer Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      In addition to the documents incorporated herein by reference from the Registration Statement on Form S-8 (File No. 333-86165), as previously filed with the Securities and Exchange Commission (the "Commission"), the following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference, except as superseded or modified herein:

      1. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2000, filed with the Commission on June 29, 2000.

      2. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed with the Commission on August 14, 2000.

      3. The Company's Quarterly Report or Form 10-Q for the quarter ended September 30, 2000, filed with the Commission on November 14, 2000.

      4. The Company's Current Report on Form 8-K filed with the Commission on January 11, 2001.

      5. The Company's definitive and revised Proxy Statement dated July 27, 2000 relating to its annual and special meeting of stockholders held on August 16, 2000.

      In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

      The securities offered hereby are registered under Section 12(g) of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Baer Marks & Upham LLP, New York, New York will review certain legal matters in connection with this offering on behalf of the Company.

      Joel Handel, a partner of Baer Marks & Upham LLP, is a Director of the Company. The Company granted Mr. Handel options to purchase an aggregate of 50,000 Common Shares at exercise prices ranging from $3.75 to $5.25.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The General Corporation Law of the State of Delaware permits a corporation, through its certificate of incorporation, to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. The exceptions include breach of fiduciary duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, improper declarations of dividends and transactions from which the directors derived an improper personal benefit. The Company's certificate of incorporation, as amended, exonerates its directors from monetary liability to the fullest extent permitted by this statutory provision but does not restrict the availability of non-monetary and other equitable relief.

      The Company's certificate of incorporation, as amended, and by-laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.  EXHIBITS.

EXHIBIT
NUMBER     DESCRIPTION
------     -----------

 4.1       Toymax International, Inc. 1997 Amended and Restated Stock Option
           Plan.

 5.1       Opinion of Baer Marks & Upham LLP.

 23.1      Consent of BDO Seidman LLP.

 23.2      Consent of Baer Marks & Upham LLP (contained in Exhibit 5.1).


 24.1 Power of Attorney (included on signature page of this Registration Statement).

ITEM 9.  UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      (a)   (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainview, State of New York, on the 29th day of January, 2001.

                                    TOYMAX INTERNATIONAL, INC.



                                    By: /s/ STEVEN LEBENSFELD
                                       ---------------------------------
                                       Steven Lebensfeld
                                       Chief Executive Officer and Director

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Lebensfeld and William Johnson, Jr., and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                        TITLE                              DATE

/s/ STEVEN LEBENSFELD            Chief Executive Officer    January 29, 2001
-----------------------------    and Director (Principal
Steven Lebensfeld                Executive Officer)


/s/ HARVEY GOLDBERG              President and Director     January 29, 2001
-----------------------------
Harvey Goldberg


                                 Chief Financial Officer    January 29, 2001
/s/ WILLIAM JOHNSON, JR.         and Treasurer (Principal
-----------------------------    Financial and Accounting
William Johnson, Jr.             Officer)

/s/ DAVID CHU                    Chairman of the Board of   January 29, 2001
-----------------------------    Directors
David Chu

/s/ OREN ASHER                   Director                   January 29, 2001
-----------------------------
Oren Asher

/s/ JOEL HANDEL                  Director                   January 29, 2001
-----------------------------
Joel Handel

                         FORM S-8 REGISTRATION STATEMENT

                                     ITEM 8

                                    EXHIBITS

                           TOYMAX INTERNATIONAL, INC.

                                  EXHIBIT INDEX

EXHIBIT
NUMBER     DESCRIPTION
------     -----------

4.1       Toymax International, Inc. 1997 Amended and Restated Stock Option
          Plan.

5.1       Opinion of Baer Marks & Upham LLP.

23.1      Consent of BDO Seidman LLP.

23.2      Consent of Baer Marks & Upham LLP (contained in Exhibit 5.1).

24.1 Power of Attorney (included on signature page of this Registration Statement).